Exhibit 99.1

The Washington Post Company Announces

Pricing of $400 Million Notes Offering

WASHINGTON – January 27, 2009 – The Washington Post Company (NYSE: WPO) today announced the pricing of $400 million in fixed-rate notes.

The ten-year notes will have a coupon of 7.25% per annum, payable semi-annually on February 1 and August 1, beginning August 1, 2009. The notes, which mature on February 1, 2019, were priced at 99.614% of par for an effective yield of 7.305% per annum. Closing is scheduled for January 30, 2009.

The Company intends to use the net proceeds from the sale of the notes to repay $400 million of notes that mature on February 15, 2009.

The offering will be sold through underwriters led by Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., and including SunTrust Robinson Humphrey, Inc., Wachovia Capital Markets, LLC, BNY Mellon Capital Markets, LLC, PNC Capital Markets LLC and Wells Fargo Securities, LLC.

Copies of the prospectus relating to the offering may be obtained when available by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407 or J.P. Morgan Securities Inc. collect at 212-834-4533.

About The Washington Post Company

The Washington Post Company (NYSE: WPO) is a diversified education and media company whose principal operations include educational services, newspaper and magazine publishing, television broadcasting, cable television systems and electronic information services.

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Contact:	Rima Calderon
(202) 334-6617
calderonr@washpost.com